                                                           EXHIBIT 17(g)

ARROW EQUITY PORTFOLIO

ARROW FIXED INCOME PORTFOLIO

ARROW MUNICIPAL INCOME PORTFOLIO

ARROW GOVERNMENT MONEY MARKET PORTFOLIO

(PORTFOLIOS OF ARROW FUNDS)
-------------------------------------------------------------------------------
SUPPLEMENT TO PROSPECTUSES DATED NOVEMBER 30, 1996

Effective April 25, 1997, in connection with the merger of Mark Twain Bancshares, Inc., the parent company of Mark Twain Bank, into Mercantile Bancorporation Inc., Mississippi Valley Advisors Inc. succeeded Mark Twain Bank as the investment adviser to Arrow Funds. The terms of the investment advisory contract between Arrow Funds and Mississippi Valley Advisors Inc. are substantially similar to the investment advisory contract between Arrow Funds and Mark Twain Bank. Mississippi Valley Advisors Inc. is a registered investment adviser with its principal offices at One Mercantile Center, St. Louis, Missouri 63166. As a consequence of the merger, all references in the prospectuses to Mark Twain Bank as the investment adviser should be replaced with references to Mississippi Valley Advisors Inc., as appropriate. In addition, all references to Mark Twain Brokerage Services, Inc. should be augmented with references to Mercantile Investment Services, Inc.

Mark Twain Bank will initially survive the merger and will continue to serve as custodian to Arrow Funds until such time as shareholders are otherwise notified.

Please delete the section entitled "Adviser's Background" from each prospectus and replace it with the following:

"Adviser's Background. Mississippi Valley Advisors Inc. is a wholly-owned subsidiary of Mercantile Bank National Association, which is a wholly-owned banking subsidiary of Mercantile Bancorporation Inc. Mississippi Valley Advisors Inc. has managed the portfolios of ARCH Funds, Inc. since its inception in 1982. Mercantile Bancorporation Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended, is a financial services company headquartered in St. Louis, Missouri. Through its related banking subsidiaries, Mercantile Bancorporation Inc. provides banking and banking-related services, primarily throughout Missouri, Illinois, Iowa, Arkansas and Kansas. As of December 31, 1996, Mercantile Bank National Association had total assets of approximately $19 billion. As of December 31, 1996, Mississippi Valley Advisors Inc.'s Investment Management Services held approximately $7.9 billion of investment assets for a wide range of institutional clients, including corporate, public sector, multi-employer, endowment/foundation and mutual funds. As part of their regular banking operations, Mercantile Bank National Association's affiliates may make loans to public companies. Thus, it may be possible, from time to time, for a Fund to hold or acquire the securities of issuers which are also lending clients of Mercantile Bank National Association's affiliates. The lending relationship will not be a factor in the selection of securities.

Carl C. Enloe has managed the Equity Fund since its inception, December 1992. Mr. Enloe joined Mark Twain Bank, the Equity Fund's former adviser, in 1987, as head of investments. Prior to joining Mark Twain Bank, he was head of investments at another major Missouri bank for 17 years. He served as senior portfolio manager at a private investment company and an analyst at a member New York Stock Exchange firm. He is a graduate of the University of Missouri.

Effective immediately, David A. Bethke, a Senior Associate with Mississippi Valley Advisors, Inc., will manage the Fixed Income Fund. Mr. Bethke has been the principal portfolio manager for the ARCH Government & Corporate Bond Portfolio and ARCH U.S. Government Securities Portfolio since their inception in 1988. Mr. Bethke joined Mississippi Valley Advisors Inc. in 1987. Mr. Bethke holds a B.A. degree from the Upper Iowa University and an M.B.A. degree from the University of Iowa. He is a Chartered Financial Analyst.

Effective immediately, Peter C. Merzian will manage the Municipal Income Fund. Mr. Merzian has been the principal portfolio manager for ARCH Tax-Exempt Money Market Portfolio and ARCH Missouri Tax-Exempt Bond Portfolio since 1993, and for ARCH Short-Intermediate Municipal Portfolio and ARCH National Municipal Bond Portfolio since their inception. Mr. Merzian joined Mississippi Valley Advisors Inc. in 1993 and has over 8 years of investment experience. Prior to joining Mississippi Valley Advisors Inc., he was employed at another financial institution for four years, where he was a portfolio manager. Mr. Merzian received his B.S. and M.B.A. degrees from St. Louis University."

                                                                  April 25, 1997

ARROW FUNDS

PROSPECTUS

Arrow Funds (the "Trust") is an open-end, management investment company (a mutual fund). This combined prospectus offers investors interests in the following three separate diversified investment portfolios (individually referred to as the "Fund" or collectively as the "Funds"), each having a distinct investment objective and policies:

* Arrow Equity Portfolio;

* Arrow Fixed Income Portfolio; and

* Arrow Municipal Income Portfolio.

THE SHARES OFFERED BY THIS PROSPECTUS ARE NOT DEPOSITS OR OBLIGATIONS OF MARK TWAIN BANK, ARE NOT GUARANTEED BY MARK TWAIN BANK, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THESE SHARES INVOLVES INVESTMENT RISKS INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

This combined prospectus contains the information you should read and know before you invest in any of the Funds. Keep this prospectus for future reference.


Additional information about the Funds is contained in the Funds' Combined Statement of Additional Information dated November 30, 1996, which has also been filed with the Securities and Exchange Commission ("SEC"). The information contained in the Combined Statement of Additional Information is incorporated by reference into this prospectus. You may request a copy of the Combined Statement of Additional Information free of charge by calling 1-800-866-6040. To obtain other information, or make inquiries about any of the Funds, contact the Funds at the address listed in the back of this prospectus. The Combined Statement of Additional Information, material incorporated by reference into this document, and other information regarding the Funds is maintained electronically with the SEC at Internet Web site (http://www.sec.gov).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated November 30, 1996

TABLE OF CONTENTS

SYNOPSIS                                    2
SUMMARY OF FUND EXPENSES                    2
FINANCIAL HIGHLIGHTS                        3
OBJECTIVE OF EACH FUND                      6
 Arrow Equity Portfolio                     6
 Investment Policies                        6
 Arrow Fixed Income Portfolio               6
 Investment Policies                        6
 Arrow Municipal Income Portfolio           8
 Investment Policies                        8
PORTFOLIO INVESTMENTS AND STRATEGIES        9
 Borrowing Money                            9
 Diversification                           10
 Restricted and Illiquid Securities        10
 Repurchase Agreements                     10
 Investing in Securities of Other
 Investment Companies                      10
When-Issued and Delayed Delivery
Transactions                               10
 Put and Call Options                      11
 Futures and Options on Futures            11
 Lending of Portfolio Securities           12
 Investments in Foreign Securities         12
 Ratings                                   12
ARROW FUNDS INFORMATION                    13
 Management of the Trust                   13
 Distribution of Shares of the Funds       14
 Administration of the Funds               14
 Brokerage Transactions                    15
NET ASSET VALUE                            15
INVESTING IN THE FUNDS                     15
 Share Purchases                           15
 Minimum Investment Required               16
 What Shares Cost                          16


 Reducing/Eliminating the Sales Charge     16
 Systematic Investment Program             17
 Certificates and Confirmations            17
 Dividends and Distributions               18
EXCHANGE PRIVILEGE                         18
REDEEMING SHARES                           18
 Through Mark Twain                        18
 Systematic Withdrawal Program             19
 Accounts with Low Balances                20
SHAREHOLDER INFORMATION                    20
 Voting Rights                             20
 Massachusetts Partnership Law             20
EFFECT OF BANKING LAWS                     20
TAX INFORMATION                            21
 Federal Income Tax                        21
 Additional Tax Information for
 Municipal Income Fund                     21
PERFORMANCE INFORMATION                    21
ADDRESSES                                  22

SYNOPSIS


The Trust was established as a Massachusetts business trust under a Declaration of Trust dated July 1, 1992. The Declaration of Trust permits the Trust to offer separate series of shares of beneficial interest representing interests in separate portfolios of securities. The shares in any one portfolio may be issued in separate classes. This prospectus relates only to the three Funds described herein. In addition, the Trust offers another investment portfolio, the Arrow Government Money Market Portfolio. The Funds are designed for individuals and institutions as a convenient means of accumulating interests in professionally managed, diversified portfolios.

The following three Funds are offered in this prospectus:

* ARROW EQUITY PORTFOLIO ("EQUITY FUND") -- seeks capital appreciation by investing primarily in equity securities;

* ARROW FIXED INCOME PORTFOLIO ("FIXED INCOME FUND") -- seeks current income by investing primarily in a portfolio of U.S. government and investment grade corporate securities; and

* ARROW MUNICIPAL INCOME PORTFOLIO ("MUNICIPAL INCOME FUND") -- seeks current income which is exempt from federal regular income tax by investing primarily in a diversified portfolio of municipal securities.

For information on how to purchase shares of any of the Funds, please refer to "Investing in the Funds." A minimum initial investment of $1,000 is required for each Fund, except for investments by individual retirement accounts ("IRAs") for which the minimum initial investment is $250. Employees of Mark Twain Bancshares, Inc. and its subsidiaries, their spouses and children under 21 may purchase shares with a minimum initial investment of $500. Subsequent investments by any investor must be in amounts of at least $100. Shares of each Fund are sold at net asset value plus any applicable sales charge, and are redeemed at net asset value. Information on redeeming shares may be found under "Redeeming Shares." The Funds are advised by Mark Twain Bank.

RISK FACTORS. Investors should be aware of the following general considerations: market values of fixed-income securities, which constitute a major part of the investments of some Funds, may vary inversely in response to changes in prevailing interest rates. The foreign securities in which two of the Funds may invest may be subject to certain risks in addition to those inherent in U.S. investments. One or more of the Funds may make certain investments and employ certain investment techniques that involve other risks, including entering into repurchase agreements, lending portfolio securities and entering into financial futures contracts and related options as hedges. These risks and those associated with investing in when-issued securities, options and variable rate securities are described under "Objective of Each Fund" and "Portfolio Investments and Strategies."

SUMMARY OF FUND EXPENSES

                                                               FIXED     MUNICIPAL
                                                    EQUITY     INCOME      INCOME
      SHAREHOLDER TRANSACTION EXPENSES               FUND       FUND        FUND
Maximum Sales Charge Imposed on Purchases
 (as a percentage of offering price)(1)               3.50%      3.50%      3.50%
Maximum Sales Charge Imposed on
Reinvested Dividends
 (as a percentage of offering price)                  None       None       None
Contingent Deferred Sales Charge (as a
percentage of original
 purchase price or redemption proceeds,               None       None       None
 as applicable)
Redemption Fee (as a percentage of amount             None       None       None
 redeemed, if applicable)
 Exchange Fee                                         None       None       None

          ANNUAL OPERATING EXPENSES
    (As a percentage of average net assets)
Management Fee (after waiver if                     0.75%        0.60%      0.11%
 applicable)(2)
12b-1 Fees (after waiver)(3)                        0.00%        0.00%      0.00%
  Total Other Expenses                              0.39%        0.65%      1.21%
    Total Fund Operating Expenses(4)                1.14%        1.25%      1.32%


(1) Shareholders purchasing pursuant to the wrap fee program offered by Mark Twain Brokerage Services, Inc. are not subject to the sales charge. However, an annual fee of 2.00% will be charged to these accounts.

(2) The management fee for the Municipal Income Fund is reduced to reflect the voluntary waiver by the investment adviser. The maximum management fee for the Municipal Income Fund is 0.70%.

(3) Each Fund can pay up to 0.25% of its average daily net assets as a 12b-1 fee. For the foreseeable future, the distributor plans to waive all 12b-1 fees.

(4) The Annual Operating Expenses in the table above are based on expenses expected during the fiscal year ending September 30, 1997. The Total Fund Operating Expenses for the Equity Fund, Fixed Income Fund and Municipal Income Fund were 1.17%, 1.27% and 1.20%, respectively, for the fiscal year ended September 30, 1996. The Total Fund Operating Expenses of the Equity Fund, Fixed Income Fund, and Municipal Income Fund are expected to be 1.39%, 1.50%, and 2.16%, respectively, absent the voluntary waivers detailed in notes (2) and (3).

The purpose of this table is to assist an investor in understanding the various costs and expenses that a shareholder of the Fund will bear, either directly or indirectly. For more complete descriptions of the various costs and expenses, see "Arrow Funds Information" and "Investing in the Funds."

Long-term shareholders may pay more than the economic equivalent of the maximum front-end sales charges permitted under the rules of the National Association of Securities Dealers, Inc.

EXAMPLE

You would pay the following expenses on a $1,000 investment assuming (1) 5% annual return; (2) redemption at the end of each time period; and (3) payment of maximum sales charge. The Funds charge no contingent deferred sales charge.

                         1 YEAR   3 YEARS   5 YEARS   10 YEARS
Equity Fund                $46      $70       $ 96      $169
Fixed Income Fund           47       73        101       181
Municipal Income Fund       48       75        105       188


THE ABOVE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

ARROW EQUITY PORTFOLIO
FINANCIAL HIGHLIGHTS

(FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD)


The following table has been audited by KPMG Peat Marwick LLP, the Fund's independent auditors. Their report dated November 6, 1996 on the Fund's financial statements for the period ended September 30, 1996 and on the following table for the period then ended is included in the Annual Report, which is incorporated by reference. This table should be read in conjunction with the Fund's financial statements and notes thereto, which may be obtained from the Fund.

                                                                                YEAR ENDED SEPTEMBER 30,
                                                           1996               1995               1994                1993(A)
NET ASSET VALUE, BEGINNING OF PERIOD                  $ 13.80              $  9.74            $ 10.02             $  10.00
INCOME FROM INVESTMENT OPERATIONS
       Net investment income                             0.12                 0.10               0.07                 0.04
       Net realized and unrealized gain (loss)
       on investments                                    1.32                 4.05              (0.25)                0.02
       Total from investment operations                  1.44                 4.15              (0.18)                0.06
LESS DISTRIBUTIONS
       Distributions from net investment income         (0.11)               (0.09)             (0.07)               (0.04)
       Distributions from net realized gain on
       investments                                      (0.07)                  --              (0.03)                  --
       Total distributions                              (0.18)               (0.09)             (0.10)               (0.04)
NET ASSET VALUE, END OF PERIOD                        $ 15.06              $ 13.80            $  9.74             $  10.02
TOTAL RETURN(B)                                         10.48%               42.90%             (1.84%)               0.60%
RATIOS TO AVERAGE NET ASSETS
       Expenses                                          1.17%                1.28%              1.36%                1.32%*
       Net investment income                             0.86%                0.90%              0.74%                0.62%*
       Expense waiver/reimbursement(c)                   0.28%                0.30%              0.28%                0.30%*
SUPPLEMENTAL DATA
       Net assets, end of period (000 omitted)       $ 55,573             $ 43,708            $30,282             $ 31,159
       Average commission rate paid                  $ 0.0756                   --                 --                   --
       Portfolio turnover                                   5%                  45%               127%                  54%

* Computed on an annualized basis.

(a) Reflects operations for the period from January 4, 1993 (date of initial public investment) to September 30, 1993.

(b) Based on net asset value, which does not reflect the sales charge or contingent deferred sales charge, if applicable.

(c) This voluntary expense decrease is reflected in both the expense and net investment income ratios shown above.

Further information about the Fund's performance is contained in the Fund's annual report dated September 30, 1996, which can be obtained free of charge.


ARROW FIXED INCOME PORTFOLIO
FINANCIAL HIGHLIGHTS


(FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD)

The following table has been audited by KPMG Peat Marwick LLP, the Fund's independent auditors. Their report dated November 6, 1996 on the Fund's financial statements for the period ended September 30, 1996 and on the following table for the period then ended is included in the Annual Report, which is incorporated by reference. This table should be read in conjunction with the Fund's financial statements and notes thereto, which may be obtained from the Fund.

                                                                       YEAR ENDED SEPTEMBER 30,
                                                   1996             1995              1994                1993(A)
NET ASSET VALUE, BEGINNING OF PERIOD           $ 10.06            $ 9.31           $   10.75            $   10.00
INCOME FROM INVESTMENT OPERATIONS
 Net investment income                            0.57              0.59                0.59                 0.44
 Net realized and unrealized gain
 (loss) on investments                           (0.36)             0.75               (1.41)                0.75
 Total from investment operations                  0.21             1.34               (0.82)                1.19
LESS DISTRIBUTIONS
 Distributions from net investment
 income                                           (0.57)           (0.59)             (0.59)               (0.44)
 Distributions from net realized gain
 on investment transactions                          --               --              (0.03)                  --
 Total distributions                              (0.57)           (0.59)             (0.62)               (0.44)
NET ASSET VALUE, END OF PERIOD                 $   9.70           $10.06            $  9.31              $ 10.75
TOTAL RETURN(B)                                   (7.85%)          12.09%
RATIOS TO AVERAGE NET ASSETS
 Expenses                                          1.27%            1.22%              1.15%                1.05%*
 Net investment income                             5.84%            6.17%              5.86%                5.71%*
 Expense waiver/reimbursement(c)                   0.26%            0.26%              0.26%                0.27%*
SUPPLEMENTAL DATA
 Net assets, end of period (000 omitted)       $ 28,708          $30,661           $ 32,743             $ 42,715
 Portfolio turnover                                  55%              33%                28%                  28%

* Computed on an annualized basis.

(a) Reflects operations for the period from January 4, 1993 (date of initial public investment) to September 30, 1993.

(b) Based on net asset value, which does not reflect the sales charge or contingent deferred sales charge, if applicable.

(c) This voluntary expense decrease is reflected in both the expense and net investment income ratios shown above.

Further information about the Fund's performance is contained in the Fund's annual report dated September 30, 1996, which can be obtained free of charge.


ARROW MUNICIPAL INCOME PORTFOLIO
FINANCIAL HIGHLIGHTS

(FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD)


The following table has been audited by KPMG Peat Marwick LLP, the Fund's independent auditors. Their report dated November 6, 1996 on the Fund's financial statements for the period ended September 30, 1996 and on the following table for the period then ended is included in the Annual Report, which is incorporated by reference. This table should be read in conjunction with the Fund's financial statements and notes thereto, which may be obtained from the Fund.

                                                                      YEAR ENDED SEPTEMBER 30,
                                                     1996              1995              1994              1993(A)
NET ASSET VALUE, BEGINNING OF PERIOD            $    10.22         $     9.87         $    10.61         $    10.00
INCOME FROM INVESTMENT OPERATIONS
 Net investment income                                0.47               0.46               0.47               0.32
 Net realized and unrealized gain
 (loss) on investments                                0.04               0.35              (0.72)              0.61

 Total from investment operations                     0.51               0.81              (0.25)              0.93
LESS DISTRIBUTIONS
 Distributions from net investment income            (0.47)             (0.46)             (0.47)             (0.32)
 Distributions from net realized gain on
 investments                                            --                 --              (0.02)                --
 Total distributions                                 (0.47)             (0.46)             (0.49)             (0.32)
NET ASSET VALUE, END OF PERIOD                  $    10.26         $    10.22         $     9.87         $    10.61
TOTAL RETURN(B)                                       5.04%              8.46%             (2.41%)             9.43%
RATIOS TO AVERAGE NET ASSETS
 Expenses                                             1.20%              1.09%              0.85%              0.72%*
 Net investment income                                4.49%              4.70%              4.62%              4.71%*
 Expense waiver/reimbursement(c)                      0.84%              0.80%              0.81%              0.85%*
SUPPLEMENTAL DATA
 Net assets, end of period (000 omitted)        $   14,947         $   17,736         $   23,187         $   24,087
 Portfolio turnover                                     20%                38%                27%                14%

* Computed on an annualized basis.

(a) Reflects operations for the period from February 1, 1993 (date of initial public investment) to September 30,1993.

(b) Based on net asset value, which does not reflect the sales charge or contingent deferred sales charge, if applicable.

(c) This voluntary expense decrease is reflected in both the expense and net investment income ratios shown above.

Further information about the Fund's performance is contained in the Fund's annual report dated September 30, 1996, which can be obtained free of charge.

OBJECTIVE OF EACH FUND

The investment objective and policies of each Fund appear below. The investment objective of a Fund cannot be changed without the approval of holders of a majority of that Fund's shares. While there is no assurance that a Fund will achieve its investment objective, it endeavors to do so by following the investment policies described in this prospectus.

Unless indicated otherwise, the investment policies and limitations of a Fund may be changed by the Board of Trustees ("Trustees") without approval of shareholders. Shareholders will be notified before any material change in these policies becomes effective.

Additional information about investment limitations, strategies that one or more Funds may employ, and certain investment policies mentioned below, appears in the "Portfolio Investments and Strategies" section of this prospectus and in the Combined Statement of Additional Information.

ARROW EQUITY PORTFOLIO

The investment objective of the Fund is capital appreciation. The Fund pursues this investment objective by investing primarily in equity securities of companies selected on the basis of assessment of earnings and the risk and volatility of each company's business. Other factors, such as product position or market share, will also be considered by the Fund's investment adviser.

INVESTMENT POLICIES

ACCEPTABLE INVESTMENTS. The Fund invests primarily in equity securities of companies selected by the Fund's investment adviser on the basis of traditional research techniques. The equity securities in which the Fund invests are primarily those of middle to large capitalization issuers whose shares are listed on the New York and American Stock Exchanges. Company earnings are the primary consideration in selecting portfolio securities. The Fund may invest in preferred stocks, convertible securities, corporate bonds, debentures, notes, warrants, and put and call options on stocks, although normally it will invest at least 65% of its assets in common stocks. The lowest rated debt obligation in which the Fund will invest will be rated Baa or better by Moody's Investors Service, Inc. ("Moody's") or BBB or better by Standard & Poor's Ratings Group ("S&P") or Fitch Investors Service, Inc. ("Fitch").

SECURITIES OF FOREIGN ISSUERS. The Fund may invest in the securities of foreign issuers which are freely traded on United States securities exchanges or in the over-the-counter market in the form of depository receipts. Securities of a foreign issuer may present greater risks in the form of nationalization, confiscation, domestic marketability, or other national or international restrictions. As a matter of practice, the Fund will not invest in the securities of a foreign issuer if any such risk appears to the investment adviser to be substantial. The Fund may not invest more than 5% of its assets in securities of foreign issuers. For additional information on the risks of foreign securities, see "Investments in Foreign Securities" under the section "Portfolio Investments and Strategies."

TEMPORARY INVESTMENTS. In such proportions as, in the judgment of its investment adviser, prevailing market conditions warrant, the Fund may, for temporary defensive purposes, invest in:

*     short-term money market instruments;

* securities issued and/or guaranteed as to payment of principal and interest by the U.S. government, its agencies, or instrumentalities; and

*     repurchase agreements.

ARROW FIXED INCOME PORTFOLIO

The investment objective of the Fund is current income. The Fund pursues its objective by investing in a portfolio of U.S. government and investment grade corporate securities. Under normal circumstances, at least 65% of the value of the Fund's total assets will be invested in a diversified portfolio of investment grade fixed income securities.

INVESTMENT POLICIES

ACCEPTABLE INVESTMENTS. The Fund will only invest its assets in securities which are rated at the time of purchase Baa or higher by Moody's or BBB or higher by S&P or Fitch or which, if unrated, are deemed to be of comparable quality by the Fund's investment adviser.

The Fund's debt securities may include fixed rate, adjustable rate or stripped bonds, debentures, notes, U.S. government securities, mortgage-related asset-backed securities and debt securities convertible into, or exchangeable for, preferred or common stock.

The Fund may also invest in preferred stock and units, which are debt securities with stock or warrants to buy stock attached. In addition, the Fund may write covered call and put options and may purchase call and put options. The Fund will not invest in securities judged to be speculative or of poor quality, but may invest in investment grade securities as described above.

When the adviser selects securities for the Fund, it will consider the ratings of Moody's, S&P or Fitch assigned to various debt securities. In making its investment decisions, the adviser also will consider many factors other than current yield, including the preservation of capital, the potential for realizing capital appreciation, maturity and yield to maturity. The adviser will adjust its investments in particular securities or in types of debt securities in response to its appraisal of changing economic conditions and trends. The Fund may sell one security and purchase another security of comparable quality and maturity to take advantage of what it believes to be short-term differentials in market values or yield disparities.

The acceptable investments include, but are not limited to:

* domestic issues of corporate debt obligations having floating or fixed rates of interest and rated at the time of purchase in one of the four highest categories by a nationally recognized statistical rating organization ("NRSRO") (rated Aaa, Aa, A, or Baa by Moody's; AAA, AA, A or BBB by S&P or Fitch), or which, if unrated, are of comparable quality in the judgment of the adviser;

* mortgage-related asset-backed securities, rated in one of the three highest categories by a NRSRO, or which are of comparable quality in the judgment of the adviser;

* notes, bonds, and discount notes of the U.S. government or its agencies or instrumentalities;

* commercial paper which has received ratings in one of the top two categories by one or more NRSRO. Such ratings would include: Prime-1 or Prime-2 by Moody's, A-1 or A-2 by S&P, or F-1 or F-2 by Fitch;

* time and savings deposits (including certificates of deposit) in commercial or savings banks whose accounts are insured by the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF"), both of which are administered by the Federal Deposit Insurance Corporation ("FDIC"), including certificates of deposit and other time deposits issued by foreign branches of FDIC insured banks;


* debt securities of foreign governments, foreign governmental agencies or supranational institutions. In addition, the Fund will also invest in investment quality debt securities issued by foreign corporations. These securities will be rated in one of the four highest rating categories by the above-mentioned NRSROs, or, if unrated, will be of comparable quality in the judgment of the adviser. (The Fund may not invest more than 10% of its assets in foreign securities.) For additional information on the risks of foreign securities, see "Investments in Foreign Securities" under the section "Portfolio Investments and Strategies"; and


*     repurchase agreements collateralized by eligible investments.

U.S. GOVERNMENT SECURITIES. The U.S. government securities in which the Fund invests are either guaranteed or issued by the U.S. government, its agencies, or instrumentalities. These securities include, but are not limited to:

* direct obligations of the U.S. Treasury such as U.S. Treasury bills, notes and bonds;


* notes, bonds, and discount notes issued or guaranteed by U.S. government agencies and instrumentalities, supported by the full faith and credit of the United States;

* notes, bonds, and discount notes of U.S. government agencies or instrumentalities which receive or have access to federal funding; and

* notes, bonds, and discount notes of other U.S. government instrumentalities supported only by the credit of the instrumentalities.

Some obligations issued or guaranteed by agencies or instrumentalities of the U.S. government are backed by the full faith and credit of the U.S. Treasury. No assurances can be given that the U.S. government will provide financial support to other agencies or instrumentalities, since it is not obligated to do so. These instrumentalities are supported by:

* the issuer's right to borrow an amount limited to a specific line of credit from the U.S. Treasury;

* the discretionary authority of the U.S. government to purchase certain obligations of an agency or instrumentality; or

*     the credit of the agency or instrumentality.

COLLATERALIZED MORTGAGE OBLIGATIONS ("CMOS"). CMOs are a form of asset-backed security issued by single-purpose stand-alone finance subsidiaries or trusts of financial institutions, government agencies, investment bankers, or companies related to the construction industry. The Fund will invest only in CMOs which are rated AAA by an NRSRO, and which may be: (a) collateralized by pools of mortgages in which each mortgage is guaranteed as to payment of principal and interest by an agency or instrumentality of the U.S. government; (b) collateralized by pools of mortgages in which payment of principal and interest is guaranteed by the issuer and such guarantee is collateralized by U.S. government securities; or (c) securities in which the proceeds of the issuance are invested in mortgage securities and payment of the principal and interest is supported by the credit of any agency or instrumentality of the U.S. government.

Because the mortgages underlying mortgage-backed securities often may be prepaid without penalty or premium, mortgage-backed securities are generally subject to higher prepayment risks than most other types of debt instruments. Prepayment risks on mortgage securities tend to increase during periods of declining mortgage interest rates, because many borrowers refinance their mortgages to take advantage of the more favorable rates. Depending upon market conditions, the yield that the Fund receives from the reinvestment of such prepayments, or any scheduled principal payments, may be lower than the yield on the original mortgage security. As a consequence, mortgage securities may be a less effective means of "locking in" interest rates than other types of debt securities having the same stated maturity and may also have less potential for capital appreciation. For certain types of asset pools, such as collateralized mortgage obligations, prepayments may be allocated to one tranche of securities ahead of other tranches, in order to reduce the risk of prepayment for the other tranches. Prepayments may result in a capital loss to the Fund to the extent that the prepaid mortgage securities were purchased at a market premium over their stated principal amount. Conversely, the prepayment of mortgage securities purchased at a market discount from their stated principal amount will accelerate the recognition of interest income by the Fund, which would be taxed as ordinary income when distributed to the shareholders.

ARROW MUNICIPAL INCOME PORTFOLIO

The investment objective of the Fund is current income which is exempt from federal regular income tax. Federal regular income tax does not include the federal individual alternative minimum tax or the federal alternative minimum tax for corporations. Interest income of the Fund that is exempt from federal regular income tax retains its tax-free status when distributed to the Fund's shareholders.

INVESTMENT POLICIES

ACCEPTABLE INVESTMENTS. As a matter of fundamental policy, which may not be charged without shareholder approval, the Fund pursues its investment objective by investing at least 80% of its total assets in a diversified portfolio of municipal securities. The municipal securities in which the Fund invests are:

* debt obligations issued by or on behalf of any state, territory, or possession of the United States, including the District of Columbia, or any political subdivision of any of these; and

* participation interests, as described below, in any of the above obligations, the interest from which is, in the opinion of bond counsel for the issuers or in the opinion of officers of the Fund and/or the investment adviser to the Fund, exempt from federal regular income tax.

It is likely that shareholders who are subject to alternative minimum tax will be required to include interest from a portion of the municipal securities owned by the Fund in calculating the federal individual alternative minimum tax or the federal alternative minimum tax for corporations.

CHARACTERISTICS. The municipal securities in which the Fund invests are:

* rated within the four highest ratings for municipal securities by Moody's (Aaa, Aa, A or Baa), or by S&P or Fitch (AAA, AA, A or BBB);

* guaranteed at the time of purchase by the U.S. government as to the payment of principal and interest;

* fully collateralized by an escrow of U.S. government or other securities acceptable to the Fund's adviser;

* rated at the time of purchase within Moody's highest short-term municipal obligation rating (MIG1/VMIG1), Moody's highest municipal commercial paper rating (P-1), S&P's highest municipal commercial paper rating (SP-1) or Fitch's highest short-term municipal obligation rating (F1+);

* unrated if, at the time of purchase, longer term municipal securities of the issuer are rated Baa or better by Moody's or BBB or better by S&P or Fitch; or

* determined by the Fund's investment adviser to be equivalent to municipal securities which are rated Baa or better by Moody's or BBB or better by S&P or Fitch.


PARTICIPATION INTERESTS. The Fund may purchase participation interests from financial institutions such as commercial banks, savings associations, and insurance companies. These participation interests give the Fund an undivided interest in municipal securities. The financial institutions from which the Fund purchases participation interests frequently provide or secure irrevocable letters of credit or guarantees to assure that the participation interests are of high quality. The Trustees will determine that participation interests meet the prescribed quality standards for the Fund.


VARIABLE RATE MUNICIPAL SECURITIES. Some of the municipal securities which the Fund purchases may have variable interest rates. Variable interest rates are normally based on a municipal interest index or a published interest rate or interest rate index.

MUNICIPAL SECURITIES. Municipal securities are generally issued to finance public works such as airports, bridges, highways, housing, hospitals, mass transportation projects, schools, streets, and water and sewer works. They are also issued to repay outstanding obligations, to raise funds for general operating expenses, and to make loans to other public institutions and facilities. Municipal securities include industrial development bonds issued by or on behalf of public authorities to provide financing aid to acquire sites or construct and equip facilities for privately or publicly owned corporations. The availability of this financing encourages these corporations to locate within the sponsoring communities and thereby increases local employment. The two principal classifications of municipal securities are "general obligation" and "revenue" bonds. General obligation bonds are secured by the issuer's pledge of its full faith and credit and taxing power for the payment of principal and interest. Interest on and principal of revenue bonds, however, are payable only from the revenue generated by the facility financed by the bond or other specified sources of revenue. Revenue bonds do not represent a pledge of credit or create any debt of or charge against the general revenues of a municipality or public authority. Industrial development bonds are typically classified as revenue bonds.

The Fund may invest more than 25% of the value of its assets in industrial development bonds. The Fund will not invest more than 10% of its net assets in municipal securities subject to restriction on resale.

INVESTMENT RISKS. Yields on municipal securities depend on a variety of factors, including: the general conditions of the money market and the taxable and municipal bond markets; the size of the particular offering; the maturity of the obligations; and the rating of the issue. The ability of the Fund to achieve its investment objective also depends on the continuing ability of the issuers of municipal securities and participation interests, or the guarantors of either, to meet their obligations for the payment of interest and principal when due.

PORTFOLIO INVESTMENTS AND STRATEGIES

BORROWING MONEY

The Funds will not borrow money directly or through reverse repurchase agreements (arrangements in which a Fund sells a money market instrument for a percentage of its cash value with an agreement to buy it back on a set date) or pledge securities except, under certain circumstances, a Fund may borrow money up to one-third of the value of its total assets and pledge assets as necessary to secure such borrowings. This policy cannot be changed without the approval of holders of a majority of a Fund's shares.

DIVERSIFICATION

With respect to 75% of the value of its total assets, a Fund will not invest more than 5% in the securities of any one issuer or acquire more than 10% of the outstanding voting securities of any one issuer, other than cash, cash items or securities issued or guaranteed by the government of the United States or its agencies or instrumentalities and repurchase agreements collateralized by U.S. government securities. This policy cannot be changed without the approval of holders of a majority of a Fund's shares.

RESTRICTED AND ILLIQUID SECURITIES

The Funds may invest in restricted securities. Restricted securities are any securities in which a Fund may invest pursuant to its investment objective and policies but which are subject to restriction on resale under federal securities law. A Fund will limit investments in illiquid securities (including certain restricted securities not determined by the Trustees to be liquid, non-negotiable time deposits, over-the-counter options, and repurchase agreements providing for settlement in more than seven days after notice) to no more than 15% of its net assets.

A Fund may invest in commercial paper issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. Section 4(2) commercial paper is restricted as to disposition under federal securities law, and is generally sold to institutional investors, such as one of the Funds, who agree that they are purchasing the paper for investment purposes and not with a view to public distribution. Any resale by the purchaser must be in an exempt transaction. Section 4(2) commercial paper is normally resold to other institutional investors through or with the assistance of the issuer or investment dealers who make a market in Section 4(2) commercial paper, thus providing liquidity. The Funds believe that Section 4(2) commercial paper and certain other restricted securities, which meet the criteria for liquidity established by the Trustees, are quite liquid. Therefore, the Funds intend to treat these securities as liquid and not subject to the investment limitation applicable to illiquid securities. In addition, because these securities are liquid, the Funds will not subject such securities to the limitation otherwise applicable to restricted securities.

REPURCHASE AGREEMENTS

The securities in which the Funds invest may be purchased pursuant to repurchase agreements. Repurchase agreements are arrangements in which banks, broker/dealers, and other recognized financial institutions sell U.S. government securities or other securities to a Fund and agree at the time of sale to repurchase them at a mutually agreed upon time and price. To the extent that the original seller does not repurchase the securities from a Fund, that Fund could receive less than the repurchase price on any sale of such securities. The Funds will only enter into repurchase agreements with banks and other recognized financial institutions such as broker/dealers which are deemed by the Fund's adviser to be creditworthy pursuant to guidelines established by the Trustees.

INVESTING IN SECURITIES OF OTHER INVESTMENT COMPANIES

The Funds may invest in the securities of other investment companies, but a Fund will not own more than 3% of the total outstanding voting stock of any investment company, invest more than 5% of its total assets in any one investment company, or invest more than 10% of its total assets in investment companies in general. The Funds will invest in other investment companies primarily for the purpose of investing short-term cash which has not yet been invested in other portfolio instruments. The adviser will waive its investment advisory fee on assets invested in securities of open-end investment companies.

WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS


Each Fund may purchase securities on a when-issued or delayed delivery basis. These transactions are arrangements in which a Fund purchases securities with payment and delivery scheduled for a future time. The seller's failure to complete these transactions may cause a Fund to miss a price or yield considered to be advantageous. Settlement dates may be a month or more after entering into these transactions, and the market value of the securities purchased may vary from the purchase prices.

The Fund may dispose of a commitment prior to settlement if the adviser deems it appropriate to do so. In addition, the Fund may enter in transactions to sell its purchase commitments to third parties at current market values and simultaneously acquire other commitments to purchase similar securities at later dates. The Fund may realize short-term profits or losses upon the sale of such commitments.

PUT AND CALL OPTIONS

Each Fund may purchase put options on portfolio securities. These options will be used as a hedge to attempt to protect securities which a Fund holds against decreases in value. These Funds may also write covered call options on all or any portion of their portfolio to generate income. A Fund may only write call options on securities either held in its portfolio, or which it has the right to obtain without payment of further consideration, or for which it has segregated cash or U.S. government securities in the amount of any additional consideration.


A Fund may purchase and write over-the-counter options on portfolio securities in negotiated transactions with the buyers or writers of the options when options on the portfolio securities held by a Fund are not traded on an exchange. A Fund purchases and writes options only with investment dealers and other financial institutions (such as commercial banks or savings associations) deemed creditworthy by the investment adviser.


Over-the-counter options are two-party contracts with price and terms negotiated between buyer and seller. In contrast, exchange-traded options are third party contracts with standardized strike prices and expiration dates and are purchased from a clearing corporation. Exchange-traded options have a continuous liquid market while over-the-counter options may not. A Fund will not buy call options or write put options, other than to close out open option positions, without further notification to shareholders.

RISKS. When a Fund writes a call option, the Fund risks not participating in any rise in the value of the underlying security. In addition, when a Fund purchases puts on financial futures contracts to protect against declines in prices of portfolio securities, there is a risk that the prices of the securities subject to the futures contracts may not correlate perfectly with the prices of the securities in the Fund's portfolio. This may cause the futures contract and its corresponding put to react differently than the portfolio securities to market changes. In addition, the Fund's investment adviser could be incorrect in its expectations about the direction or extent of market factors such as interest rate movements. In such an event, the Fund may lose the purchase price of the put option. Finally, it is not certain that a secondary market for options will exist at all times. Although the investment adviser will consider liquidity before entering into option transactions, there is no assurance that a liquid secondary market on an exchange will exist for any particular option or at any particular time. The Fund's ability to establish and close out option positions depends on this secondary market.

FUTURES AND OPTIONS ON FUTURES

The Equity and Fixed Income Funds may purchase and sell futures contracts to hedge against the effects of changes in the value of portfolio securities due to anticipated changes in interest rates and market conditions. Futures contracts call for the delivery of particular debt instruments at a certain time in the future. The seller of the contract agrees to make delivery of the type of instrument called for in the contract and the buyer agrees to take delivery of the instrument at the specified future time.


Stock index futures contracts are based on indices that reflect the market value of common stock of the firms included in the indices. An index futures contract is an agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to the differences between the value of the index at the close of the last trading day of the contract and the price at which the index contract was originally written.


The Equity and Fixed Income Funds may also write call options and purchase put options on futures contracts as a hedge to attempt to protect their portfolio securities against decreases in value. When a Fund writes a call option on a futures contract, it is undertaking the obligation of selling a futures contract at a fixed price at any time during a specified period if the option is exercised. Conversely, as purchaser of a put option on a futures contract, a Fund is entitled (but not obligated) to sell a futures contract at the fixed price during the life of the option.

The Equity and Fixed Income Funds may also write put options and purchase call options on futures contracts as a hedge against rising purchase prices of portfolio securities. The Funds will use these transactions to attempt to protect its ability to purchase portfolio securities in the future at price levels existing at the time it enters into the transactions. When a Fund writes a put option on a futures contract, it is undertaking to buy a particular futures contract at a fixed price at any time during a specified period if the option is exercised. As a purchaser of a call option on a futures contract, the Funds are entitled (but not obligated) to purchase a futures contract at a fixed price at any time during the life of the option.

The Equity and Fixed Income Funds may not purchase or sell futures contracts or related options if immediately thereafter the sum of the amount of margin deposits on a Fund's existing futures positions and premiums paid for related options would exceed 5% of the market value of a Fund's total assets. When a Fund purchases futures contracts, an amount of cash and cash equivalents, equal to the underlying commodity value of the futures contracts (less any related margin deposits), will be deposited in a segregated account with the custodian (or the broker, if legally permitted) to collateralize the position and thereby insure that the use of such futures contracts are unleveraged. When a Fund sells futures contracts, it will either own or have the right to receive the underlying future or security, or will make deposits to collateralize the position as discussed above.

RISKS. When a Fund uses futures and options on futures as hedging devices, there is a risk that the prices of the securities subject to the futures contracts may not correlate perfectly with the prices of the securities in that Fund's portfolio. This may cause the futures contract and any related options to react differently than the portfolio securities to market changes. In addition, the investment adviser could be incorrect in its expectations about the direction or extent of market factors such as stock price movements. In these events, a Fund may lose money on the futures contract or option.

It is not certain that a secondary market for positions in futures contracts or for options will exist at all times. Although the investment adviser will consider liquidity before entering into these transactions, there is no assurance that a liquid secondary market on an exchange or otherwise will exist for any particular futures contract or option at any particular time. A Fund's ability to establish and close out futures and options positions depends on this secondary market.

LENDING OF PORTFOLIO SECURITIES

In order to generate additional income, the Equity Fund and Fixed Income Fund may lend portfolio securities on a short-term or a long-term basis, or both, up to one-third of the value of their total assets to broker/dealers, banks, or other institutional borrowers of securities. This policy cannot be changed without the approval of holders of a majority of a Fund's shares. The Funds will only enter into loan arrangements with broker/dealers, banks, or other institutions which the adviser has determined are creditworthy under guidelines established by the Trustees and will receive collateral in the form of cash or U.S. government securities equal to at least 100% of the value of the securities loaned.

There is the risk that when lending portfolio securities, the securities may not be available to the Funds on a timely basis and the Funds may, therefore, lose the opportunity to sell the securities at a desirable price. In addition, in the event that a borrower of securities would file for bankruptcy or become insolvent, disposition of the securities may be delayed pending court action.

INVESTMENTS IN FOREIGN SECURITIES

Investments in foreign securities involve special risks that differ from those associated with investments in domestic securities. The risks associated with investments in foreign securities relate to political and economic developments abroad, as well as those that result from the differences between the regulation of domestic securities and issuers and foreign securities and issuers. These risks may include, but are not limited to, expropriation, confiscatory taxation, currency fluctuations, withholding taxes on interest, limitations on the use or transfer of Fund assets, political or social instability and adverse diplomatic developments. In addition, there are restrictions on foreign investments in other jurisdictions and there tends to be difficulty in obtaining judgments from abroad and effecting repatriation of capital invested abroad. Delays could occur in settlement of foreign transactions, which could adversely affect shareholder equity. Moreover, individual foreign economies may differ favorable or unfavorably from the domestic economy in such respects as growth of gross national product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position.

RATINGS

Securities rated Baa or BBB by an NRSRO have speculative characteristics.

Changes in economic conditions or other circumstances are more likely to lead to weakened capacity to make principal and interest payments than higher rated bonds. Downgrades will be evaluated on a case by case basis by the adviser. The adviser will determine whether or not the security continues to be an acceptable investment. If not, the security will be sold. A description of the ratings categories is contained in the Appendix to the Combined Statement of Additional Information.

ARROW FUNDS INFORMATION

MANAGEMENT OF THE TRUST

BOARD OF TRUSTEES. The Trust is managed by a Board of Trustees. The Trustees are responsible for managing the Trust's business affairs and for exercising all the Trust's powers except those reserved for the shareholders. The Executive Committee of the Board of Trustees handles the Board's responsibilities between meetings of the Board.

INVESTMENT ADVISER. Pursuant to an investment advisory contract with the Trust, investment decisions for the Funds are made by Mark Twain Bank, the Funds' adviser (the "Adviser"), subject to direction by the Trustees. The Adviser continually conducts investment research and supervision for each Fund and is responsible for the purchase or sale of portfolio instruments, for which it receives an annual fee from the assets of each Fund.

Mark Twain Bank acts as the investment adviser for the Funds. Mark Twain Brokerage Services, Inc. is a wholly owned subsidiary of Mark Twain Bank. Possible conflicts of interest could arise between potential investors in the Funds due to the affiliation of Mark Twain Bank and Mark Twain Brokerage Services, Inc. and/or their existing clients. Please read this prospectus carefully before you invest or send money.


ADVISORY FEES. The Adviser receives an investment advisory fee at annual rates equal to percentages of the relevant Fund's average daily net assets as follows: the Equity Fund -- 0.75%; the Fixed Income Fund -- 0.60%; and the Municipal Income Fund -- 0.70%. The fee paid by the Equity Fund, while higher than the advisory fee paid by other mutual funds in general, is comparable to fees paid by many mutual funds with similar objectives and policies. The Adviser may voluntarily choose to waive a portion of its fees or reimburse the Funds for certain other expenses, but reserves the right to terminate such waiver or reimbursement at any time at its sole discretion.

ADVISER'S BACKGROUND. Mark Twain Bank, a Missouri state chartered bank, is a wholly-owned subsidiary of Mark Twain Bancshares, Inc., a bank holding company organized under the laws of Missouri. Mark Twain Bank is a commercial bank offering a wide range of banking services to its customers. As of September 30, 1996, Mark Twain Bank managed assets in excess of $1.4 billion on a discretionary basis and provided custody services for additional assets in excess of $1.4 billion. Mark Twain Bank has advised the Trust since 1992. In addition to the Arrow Funds, the Trust Division manages two commingled funds with total assets of over $16 million. As part of their regular banking operations, Mark Twain Bank may make loans to public companies. Thus, it may be possible, from time to time, for a Fund to hold or acquire the securities of issuers which are also lending clients of Mark Twain Bank. The lending relationship will not be a factor in the selection of securities.

On October 27, 1996, Mark Twain Bancshares Inc., the parent company of Mark Twain Bank, entered into a definitive agreement whereby Mark Twain Bancshares Inc. would merge with Mercantile Bancorp Inc., a bank holding company headquartered in St. Louis (the "Merger"). As a result, upon completion of the Merger, all existing subsidiaries of Mark Twain Bancshares Inc., including Mark Twain Bank, will be merged into Mercantile Bancorp Inc. and its subsidiaries. The Merger is expected to be completed in the second quarter of 1997, pending approval by both companies' shareholders as well as the receipt of various regulatory approvals and the completion of other closing conditions.

The Merger will result in a termination of the Adviser's current investment advisory contract with the Arrow Funds. Accordingly, prior to the completion of the Merger, the Trustees of the Funds will meet to consider matters relating the Merger. It is anticipated that a Special Meeting of Fund shareholders will be held to seek, among other things, approval of a new investment advisory contract with a subsidiary of Mercantile Bancorp Inc. It is anticipated that shareholders of a certain record date in 1997 will receive proxy materials discussing these matters in detail, and will be entitled to vote at the Special Meeting.


Carl C. Enloe has managed the Equity Fund since its inception, December 1992. Mr. Enloe joined Mark Twain Bank, the Fund's adviser, in 1987, as head of investments. Prior to joining Mark Twain, he was head of investments at another major Missouri bank for 17 years. He served as senior portfolio manager at a private investment company and an analyst at a member New York Stock Exchange firm. He is a graduate of the University of Missouri.

Randy J. Schofield has managed the Fixed Income Fund since its inception, December 1992. Mr. Schofield joined Mark Twain Bank in 1992 as Vice President of the Fund's investment adviser. Prior to joining Mark Twain, he was head of the investment department at a Missouri trust company for six years. Mr. Schofield received his B.S. and B.A. from Central Missouri State University.

Larry E. Kaestner has managed the Municipal Income Fund since its inception, February 1, 1993. Mr. Kaestner joined Mark Twain Bank in 1988 as Vice President of the Fund's investment adviser. Mr. Kaestner has in excess of 20 years of investment advisory and portfolio management experience, including investment positions at two other major financial institutions. Mr. Kaestner is a graduate of Southern Illinois University.

DISTRIBUTION OF SHARES OF THE FUNDS

Federated Securities Corp. serves as the principal distributor for shares of the Funds. It is a Pennsylvania corporation organized on November 14, 1969, and is the distributor for a number of investment companies. Federated Securities Corp. is a subsidiary of Federated Investors.


DISTRIBUTION PLAN. Under a distribution plan adopted in accordance with the Investment Company Act Rule 12b-1 (the "Plan"), the Funds will pay to the distributor an amount computed at an annual rate of 0.25% of the average daily net asset value of each Fund's shares to finance any activity which is principally intended to result in the sale of shares subject to the Plan.


The distributor may from time to time and for such periods as it deems appropriate, voluntarily reduce its compensation under the Plan to the extent the expenses attributable to the shares exceed such lower expense limitation as the distributor may, by notice to the Trust, voluntarily declare to be effective.

The distributor may select financial institutions such as banks, fiduciaries, custodians for public funds, investment advisers, and broker/dealers ("brokers") to provide distribution and/or administrative services as agents for their clients or customers. Administrative services may include, but are not limited to, the following functions: providing office space, equipment, telephone facilities, and various clerical, supervisory, computer, and other personnel as necessary or beneficial to establish and maintain shareholder accounts and records; processing purchase and redemption transactions and automatic investments of client account cash balances; answering routine client inquiries; assisting clients in changing dividend options, account designations, and addresses; and providing such other services as may reasonably be requested.

The distributor will pay financial institutions a fee based upon shares subject to the Plan and owned by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid will be determined from time to time by the distributor.

The Funds' Plan is a compensation type plan. As such, the Funds make no payments to the distributor except as described above. Therefore, the Funds do not pay for unreimbursed expenses of the distributor, including amounts expended by the distributor in excess of amounts received by it from the Funds, interest, carrying or other financing charges in connection with excess amounts expended, or the distributor's overhead expenses. However, the distributor may be able to recover such amounts or may earn a profit from future payments made by the Funds under the Plan.


OTHER PAYMENTS TO FINANCIAL INSTITUTIONS. The distributor may also pay administrators a fee for providing distribution or administrative services. This fee is in addition to the amounts paid under the Plan and, if paid, will be reimbursed by the Adviser and not the Fund.


The Glass-Steagall Act prohibits a depository institution (such as a commercial bank or a savings and loan association) from being an underwriter or distributor of most securities. In the event the Glass-Steagall Act is deemed to prohibit depository institutions from acting in the administrative capacities described above or should Congress relax current restrictions on depository institutions, the Trustees will consider appropriate changes in the services.


ADMINISTRATION OF THE FUNDS

ADMINISTRATIVE SERVICES. Federated Administrative Services, a subsidiary of Federated Investors, provides administrative personnel and services (including certain legal and financial reporting services) necessary to operate each Fund. Federated Administrative Services provides these at an annual rate as specified below:

    MAXIMUM                      AVERAGE AGGREGATE
 ADMINISTRATIVE FEE         DAILY NET ASSETS OF THE FUNDS
     .150%                   on the first $250 million
     .125%                   on the next $250 million
     .100%                   on the next $250 million
     .075%                   on assets in excess of $750 million


The administrative fee received during any fiscal year shall be at least $50,000 per Fund. Federated Administrative Services may choose voluntarily to reimburse or waive a portion of its fee at any time.

CUSTODIAN. Mark Twain Bank, St. Louis, Missouri, is custodian for the securities and cash of the Funds.

TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND PORTFOLIO RECORDKEEPER. Federated Services Company, Boston, Massachusetts, a subsidiary of Federated Investors, is transfer agent for the shares of the Funds and dividend disbursing agent for the Funds. Federated Services Company also provides certain accounting and recordkeeping services with respect to the portfolio investments of the Funds.

INDEPENDENT AUDITORS. The independent auditors for the Funds are KPMG Peat Marwick LLP, Pittsburgh, Pennsylvania.

BROKERAGE TRANSACTIONS


When selecting brokers and dealers to handle the purchase and sale of portfolio instruments, the Adviser looks for prompt execution of the order at a favorable price. In working with dealers, the Adviser will generally utilize those who are recognized dealers in specific portfolio instruments, except when a better price and execution of the order can be obtained elsewhere. In selecting among firms believed to meet these criteria, the Adviser may give consideration to those firms which have sold or are selling shares of a Fund and other funds distributed by Federated Securities Corp. The Adviser makes decisions on portfolio transactions and selects brokers and dealers subject to review by the Board of Trustees.


Notwithstanding the foregoing, to the extent consistent with applicable provisions of the Investment Company Act of 1940, Rule 17e-1, and other rules and exemptions adopted by the Securities and Exchange Commission (the "SEC") under that Act, the Board of Trustees of the Trust has determined that all orders for transactions in securities or options on behalf of the Equity Fund will be placed by Mark Twain Bank with broker/dealers selected by Mark Twain Bank, including Mark Twain Brokerage Services, Inc. and other affiliated brokers. The Equity Fund may use a Mark Twain Brokerage Services, Inc. affiliated broker in a portfolio transaction when Mark Twain Bank believes that the affiliated broker's charge for the transaction does not exceed usual and customary levels and is likely to result in price and execution at least as favorable as those of other qualified broker/dealers.

NET ASSET VALUE

The net asset value per share of each Fund fluctuates. It is determined by dividing the sum of the market value of all securities and other assets, less liabilities, by the number of shares outstanding.

INVESTING IN THE FUNDS

SHARE PURCHASES

Shares of the Funds are sold on days on which the New York Stock Exchange and the Federal Reserve Wire System are open for business. A customer of Mark Twain Bancshares, Inc. may purchase shares of the Funds through the appropriate subsidiary of Mark Twain Bancshares, Inc. as described below. In connection with the sale of shares of the Funds, the distributor may from time to time offer certain items of nominal value to any shareholder or investor. The Funds reserve the right to reject any purchase request.

THROUGH MARK TWAIN. To place an order for shares, investors may contact a broker (1-800-866-6040), or a private banker (1-800-436-3666), as appropriate. Trust customers may contact their trust officer (314-889-0715). Texas residents must telephone Federated Services Company at 1-800-618-8573. Purchase orders must be received by Mark Twain before 3:00 p.m. (St. Louis time) in order for shares to be purchased at that day's price. Payment may be made to Mark Twain either by check or federal funds. Purchases by check are considered received after payment by check is converted into federal funds and received by Mark Twain. When payment is made with federal funds, the order is considered received when federal funds are received by Mark

Twain. Investors not purchasing through Mark Twain should consult their financial institutions for wiring instructions.

MINIMUM INVESTMENT REQUIRED


The minimum initial investment in a Fund by an investor is $1,000 unless the investment is in an IRA, in which case the minimum initial investment is $250. Employees of Mark Twain Bancshares, Inc. and its subsidiaries, their spouses and children under 21 may purchase shares with a minimum initial investment of $500. Subsequent investments by any investor must be in amounts of at least $100.


WHAT SHARES COST

Shares of the Funds are sold at their net asset value next determined after an order is received, plus a sales charge as follows:

                                          SALES CHARGE AS A      SALES CHARGE AS A
                                             PERCENTAGE OF         PERCENTAGE OF
                                            PUBLIC OFFERING          NET AMOUNT
AMOUNT OF TRANSACTION                           PRICE                INVESTED
Less than $100,000                               3.50%                 3.63%
$100,000 but less than $250,000                  2.50%                 2.56%
$250,000 but less than $1 million                1.50%                 1.52%
$1 million or more                               0.00%                 0.00%


The net asset value for each of the Funds is determined at the close of trading (normally 4:00 p.m. New York time) on the New York Stock Exchange, Monday through Friday, except on: (i) days on which there are not sufficient changes in the value of a Fund's portfolio securities that its net asset value might be materially affected; (ii) days during which no shares are tendered for redemption and no orders to purchase shares are received; or (iii) the following holidays: New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

PURCHASES AT NET ASSET VALUE. Shares of the Funds may be purchased at net asset value, without a sales charge, by current and retired employees of Mark Twain Bancshares, Inc. and its subsidiaries, Arrow Funds' Trustees, and their spouses and children under 21, and all qualified retirement plans administered by Mark Twain Bank. In addition, no sales charge is imposed for Fund shares purchased through the Mark Twain Bank Trust Department or on customers purchasing pursuant to a Mark Twain Brokerage Services, Inc. wrap fee program. Shareholders who wish to obtain more information about the wrap fee program may contact Mark Twain Brokerage Services, Inc.

DEALER CONCESSIONS. For sales of shares of a Fund, a dealer will normally receive up to 88% of the applicable sales charge. Any portion of the sales charge which is not paid to a dealer will be retained by the distributor. However, the distributor will, periodically, uniformly offer to pay additional amounts in the form of cash, or promotional incentives consisting of trips to sales seminars at luxury resorts, tickets or other items, to all dealers selling shares of a Fund. Such payments, all or a portion of which may be paid from the sales charge the distributor normally retains or any other source available to it, will be predicated upon the amount of shares of a Fund that are sold by that dealer. The sales charge for shares sold other then through registered broker/dealers will be retained by the distributor. The distributor may pay fees to banks out of the sales charge in exchange for sales and/or administrative services performed on behalf of the bank's customers in connection with the initiation of customer accounts and purchases of shares.

REDUCING/ELIMINATING THE SALES CHARGE

The sales charge can be reduced or eliminated on the purchase of shares through:

*     quantity discounts and accumulated purchases;

*     signing a 13-month letter of intent;

*     using the reinvestment privilege; or

*     concurrent purchases.

QUANTITY DISCOUNTS AND ACCUMULATED PURCHASES. As shown in the table above, larger purchases of a Fund's shares reduce the sales charge paid. The distributor will combine purchases made on the same day by the investors, their spouses, and the investor's children under age 21 when it calculates the sales charge. In addition, the sales charge, if applicable, is reduced for purchases made at one time by a trustee or fiduciary for a single trust estate or a single fiduciary account.

If an additional purchase of shares of a Fund is made, the distributor will aggregate such additional purchases with previous purchases of shares of the Fund, provided the prior purchase is still invested in the Fund. For example, if a shareholder already owns shares having a current value at the public offering price of $90,000 and he purchases $10,000 more at the current public offering price, the sales charge on the additional purchase according to the schedule now in effect would be 2.50%, not 3.50%.

To receive the sales charge reduction, the distributor must be notified in writing by the shareholder or by Mark Twain Brokerage Services, Inc., or Mark Twain Bank at the time the purchase is made that Fund shares are already owned or that purchases are being combined. The Fund will reduce the sales charge after it confirms the purchase.

LETTER OF INTENT. If a shareholder intends to purchase at least $100,000 of Fund shares over the next 13 months, the sales charge may be reduced by signing a letter of intent to that effect. This letter of intent includes a provision for a sales charge adjustment depending on the amount actually purchased within the 13-month period and a provision for the Funds' custodian to hold up to 3.50% of the total amount intended to be purchased in escrow (in shares of the Fund) until such purchase is completed.

The amount held in escrow will be applied to the shareholder's account at the end of the 13-month period unless the amount specified in the letter of intent is not purchased. In this event, an appropriate number of escrowed shares may be redeemed in order to realize the difference in the sales charge.

This letter of intent will not obligate the shareholder to purchase shares, but if he does, each purchase during the period will be at the sales charge applicable to the total amount intended to be purchased. The letter may be dated as of a prior date to include any purchases made within the past 90 days toward the dollar fulfillment of the letter of intent. Prior trade prices will not be adjusted.

REINVESTMENT PRIVILEGE. If shares in a Fund have been redeemed, the shareholder has a one-time right, within six months, to reinvest the redemption proceeds at the next-determined net asset value without any sales charge. The distributor must be notified by the shareholder in writing or by Mark Twain Brokerage Services, Inc. of the reinvestment, in order to eliminate a sales charge. If the shareholder redeems his shares in a Fund, there may be tax consequences.

CONCURRENT PURCHASES. For purposes of qualifying for a sales charge reduction, a shareholder has the privilege of combining concurrent purchases of two or more Funds in the Trust, the purchase price of which includes a sales charge. For example, if a shareholder concurrently invested $30,000 in shares of one of the Funds of the Trust with a sales charge, and $70,000 in shares of another Fund with a sales charge, the sales charge would be reduced on both purchases.

To receive this sales charge reduction, Mark Twain Brokerage Services, Inc., Mark Twain Bank, or the distributor must be notified by the shareholder in writing at the time the concurrent purchases are made. The Funds will reduce the sales charge after they confirm the purchases.

SYSTEMATIC INVESTMENT PROGRAM

Once a Fund account has been opened, shareholders may add to their investment on a regular basis in a minimum amount of $100. Under this program, funds may be automatically withdrawn periodically from the shareholder's checking account and invested in Fund shares at the net asset value next determined after an order is received by the Fund, plus any applicable sales charge. A shareholder may apply for participation in this program through Mark Twain Brokerage Services, Inc., Mark Twain Bank, or directly through the Fund.

CERTIFICATES AND CONFIRMATIONS

As transfer agent for the Funds, Federated Services Company maintains a share account for each shareholder of record. Share certificates are not issued unless requested by contacting the Fund in writing.

Detailed statements that include account balances, information on each purchase or redemption, and a report of dividends paid are sent to shareholders not less frequently than quarterly.

DIVIDENDS AND DISTRIBUTIONS

With respect to the Fixed Income Fund and the Municipal Income Fund, dividends are declared daily and paid monthly. With respect to the Equity Fund, dividends are declared and paid quarterly.

Dividends are declared just prior to determining net asset value. Capital gains realized by a Fund, if any, will be distributed at least once every 12 months. Dividends and capital gains will be reinvested in additional shares on payment dates at the ex-dividend date net asset value without a sales charge unless cash payments are requested by shareholders by writing to the appropriate Fund or Mark Twain, as appropriate.

EXCHANGE PRIVILEGE

A shareholder may exchange shares of one Fund for shares of any of the other Funds in the Trust by calling or sending a written request to Mark Twain Brokerage Services, Inc. or Mark Twain Bank.

Orders to exchange shares of one Fund for shares of any of the other Funds will be executed by redeeming the shares owned at net asset value and purchasing shares of any of the other Funds at the net asset value determined after the exchange request is received. Orders for exchanges received by a Fund prior to 3:00 p.m. (St. Louis time) on any day that the Fund is open for business will be executed as of the close of business that day. Orders for exchanges received after 3:00 p.m. (St. Louis time) on any business day will be executed at the close of the next business day. Telephone exchange instructions may be recorded.

When exchanging into and out of shares of the Funds in the Trust, shareholders who have paid a sales charge once upon purchasing shares of any Fund, including those shares obtained through the reinvestment of dividends, will not have to pay a sales charge again on an exchange.

An excessive number of exchanges may be disadvantageous to the Trust. Therefore the Trust, in addition to its right to reject any exchange, reserves the right to modify or terminate the exchange privilege of any shareholder who makes more than six exchanges of shares of the Funds in a year, or three in a calendar quarter. Shareholders would be notified prior to any modification or termination.


An exchange order must comply with the requirements for a redemption and must specify the dollar value or number of shares to be exchanged. Exchanges are subject to the minimum initial investment requirement of the Fund being acquired. An exchange constitutes a sale for federal income tax purposes. Before the exchange, a shareholder must receive a prospectus of the Fund for which the exchange is being made.


If reasonable procedures are not followed by the Funds, they may be liable for losses due to unauthorized or fraudulent telephone instructions.

REDEEMING SHARES

Each Fund redeems shares at their net asset value next determined after the Fund receives the redemption request. Redemptions will be made on days on which a Fund computes its net asset value. Telephone or written requests for redemption must be received in proper form as described below and can be made through Mark Twain by its respective customers or directly through the Fund by all other investors.

THROUGH MARK TWAIN

BY TELEPHONE. In order to redeem shares, a shareholder may contact a broker (1-800-866-6040) or private banker (1-800-436-3666), as appropriate. Trust customers may contact their trust officer (314-889-0715). Telephone redemption instructions may be recorded.

For calls received before 3:00 p.m. (St. Louis time), proceeds will normally be wired within five business days to the shareholder's account at Mark Twain Bank, or a check will be sent to the address of record. In no event will proceeds be wired or a check sent more than seven days after a proper request for redemption has been received. If at any time a Fund shall determine it necessary to determine or modify this method of redemption, shareholders would be promptly notified.

An authorization form permitting a Fund to accept telephone requests must first be completed. Authorization forms and information on this service are available from Mark Twain Brokerage Services, Inc., Mark Twain Bank, or the distributor.

In the event of drastic economic or market changes, a shareholder may experience difficulty in redeeming by telephone. If such a case should occur, another method of redemption, such as "By Mail," should be considered.

If reasonable procedures are not followed by the Funds, they may be liable for losses due to unauthorized or fraudulent telephone instructions.

BY MAIL. A shareholder who is a customer of Mark Twain Brokerage Services, Inc. may redeem shares by sending a written request to:

  Mark Twain Brokerage Services, Inc.
  Attn: Arrow Funds
  1630 South Lindbergh
  St. Louis, MO 63131

A shareholder who is a private banking customer of Mark Twain Bank may redeem shares by sending a written request to :

  Mark Twain Bank
  Attn: Private Banking
  1630 South Lindbergh
  St. Louis, MO 63131

The written request should include the shareholder's name, the Fund name, the account number, and the share or dollar amount requested and the proper endorsement. If share certificates have been issued, they must be properly endorsed and should be sent by registered or certified mail with the written request. Shareholders should call Mark Twain Brokerage Services, Inc., or Mark Twain Bank for assistance in redeeming by mail.

Shareholders requesting a redemption of any amount to be sent to an address other than that on record with the appropriate Fund, or a redemption payable other than to the shareholder of record must have their signatures guaranteed by:

* a trust company or commercial bank whose deposits are insured by the BIF, which is administered by the FDIC;

*     a member of the New York, American, Boston, Midwest, or Pacific Stock
      Exchanges;

* a savings and loan association or savings bank whose deposits are insured by the SAIF, which is administered by the FDIC; or

* any other "eligible guarantor institution," as defined in the Securities Exchange Act of 1934.

The Funds do not accept signatures guaranteed by a notary public.


The Funds and their transfer agent have adopted standards for accepting signature guarantees from the above institutions. The Funds may elect in the future to limit eligible signature guarantors to institutions that are members of a signature guarantee program. The Funds and their transfer agent reserve the right to amend these standards at any time without notice.


RECEIVING PAYMENT. Normally, a check for the proceeds is mailed to the shareholder within one business day, but in no event more than seven days, after receipt of a proper written redemption request.

Redemption proceeds from purchases made by check are not available for seven calendar days.

SYSTEMATIC WITHDRAWAL PROGRAM

Shareholders who desire to receive payments of a predetermined amount may take advantage of the Systematic Withdrawal Program. Under this program, Fund shares are redeemed to provide for periodic withdrawal payments in an amount directed by the shareholder not less than $100. Depending upon the amount of the withdrawal payments, the amount of dividends paid and capital gains distributions with respect to Fund shares, and the fluctuation of the net asset value of Fund shares redeemed under this program, redemptions may reduce, and eventually deplete, the shareholder's investment in a Fund. For this reason, payments under this program should not be considered as yield or income on the shareholder's investment in a Fund. To be eligible to participate in this program, a shareholder must have an account value of at least $10,000. A shareholder may apply for participation in this program through Mark Twain Brokerage Services, Inc. Due to the fact that shares are sold with a sales charge, it is not advisable for shareholders to be purchasing shares while participating in this program.

ACCOUNTS WITH LOW BALANCES

Due to the high cost of maintaining accounts with low balances, a Fund may redeem shares in any account and pay the proceeds to the shareholder if the account balance falls below the required minimum value of $1,000.

Before redeeming shares to close an account, a Fund will notify the shareholder in writing and allow the shareholder 30 days to purchase additional shares to meet the minimum requirement.

SHAREHOLDER INFORMATION

VOTING RIGHTS


Each share of a Fund gives the shareholder one vote in Trustee elections and other matters submitted to shareholders for vote. All shares of each Fund in the Trust have equal voting rights, except that in matters affecting only a particular Fund, only shares of that Fund are entitled to vote. As a Massachusetts business trust, the Trust is not required to hold annual shareholder meetings. Shareholder approval will be sought only for certain changes in the Trust or a Fund's operation and for the election of Trustees under certain circumstances. As of November 4, 1996, the Trust Division of Mark Twain Bank, acting in various capacities for numerous accounts, was the owner of record of approximately 3,393,639 shares (90.54%) of the Equity Fund, 2,893,146 shares (98.21%) of the Fixed Income Fund, and 1,359,293 shares (96.04%) of the Municipal Income Fund, and therefore, may, for certain purposes, be deemed to control the Funds and be able to affect the outcome of certain matters presented for a vote of shareholders.

Trustees may be removed by the Trustees or by shareholders at a special meeting. The Trustees shall call a special meeting of shareholders upon the written request of shareholders owning at least 10% of the Trust's outstanding shares of all series entitled to vote.


MASSACHUSETTS PARTNERSHIP LAW

Under certain circumstances, shareholders may be held personally liable under Massachusetts law for acts or obligations of the Trust. To protect shareholders, the Trust has filed legal documents with Massachusetts that expressly disclaim the liability of shareholders for such acts or obligations of the Trust. These documents require inclusion of this disclaimer in each agreement, obligation, or instrument the Trust or its Trustees enter into or sign.

In the unlikely event a shareholder is held personally liable for the Trust's obligations, the Trust is required by the Declaration of Trust to use its property to protect or compensate the shareholder. On request, the Trust will defend any claim made and pay any judgment against a shareholder for any act or obligation of the Trust. Therefore, financial loss resulting from liability as a shareholder will occur only if the Trust cannot meet its obligations to indemnify shareholders and pay judgments against them from its assets.

EFFECT OF BANKING LAWS

The Glass-Steagall Act and other banking laws and regulations presently prohibit a bank holding company registered under the Bank Holding Company Act of 1956 or any affiliate thereof from sponsoring, organizing or controlling a registered, open-end investment company continuously engaged in the issuance of its shares, and from issuing, underwriting, selling or distributing securities in general. Such laws and regulations do not prohibit such a holding company or affiliate from acting as investment adviser, transfer agent or custodian to such an investment company or from purchasing shares of such a company as agent for and upon the order of their customers.


Some entities providing services to the Fund are subject to such banking laws and regulations. They believe that they may perform those services for any Fund contemplated by any agreement entered into with the Trust without violating those laws or regulations. Changes in either federal or state statutes and regulations relating to the permissible activities of banks and their subsidiaries or affiliates, as well as further judicial or administrative decisions or interpretations of present or future statutes and regulations, could prevent these entities from continuing to perform all or a part of the above services for its customers and/or a Fund. In such event, changes in the operation of a Fund may occur, including the possible alteration or termination of any automatic or other Fund share investment or redemption services then being provided by Mark Twain, and the Trustees would consider alternative means of continuing available investment services. It is not expected that a Fund's shareholders would suffer any adverse financial consequences as a result of any of these occurrences.


TAX INFORMATION


FEDERAL INCOME TAX

The Funds will pay no federal income tax because each Fund expects to meet requirements of the Internal Revenue Code applicable to regulated investment companies and to receive the special tax treatment afforded to such companies.

Each Fund will be treated as a single, separate entity for federal income tax purposes so that income (including capital gains) and losses realized by a Fund will not be combined for tax purposes with those realized by any of the other Funds.

Unless otherwise exempt, shareholders are required to pay federal income tax on any dividends and other distributions received. This applies whether dividends and distributions are received in cash or as additional shares.

Shareholders are urged to consult their own tax advisers regarding the status of their accounts under state and local tax laws.

ADDITIONAL TAX INFORMATION FOR MUNICIPAL INCOME FUND


Shareholders are not required to pay the federal regular income tax on any dividends received from the Fund that represent net interest on tax-exempt municipal bonds. However, under the Tax Reform Act of 1986, as amended, dividends representing net interest earned on certain "private activity" bonds issued after August 7, 1986, may be included in calculating the federal individual alternative minimum tax or the federal alternative minimum tax for corporations. The Fund may purchase all types of municipal bonds, including private activity bonds.


The alternative minimum tax applies when it exceeds the regular tax for the taxable year. Alternative minimum taxable income is equal to the regular taxable income of the taxpayer increased by certain "tax preference" items not included in regular taxable income and reduced by only a portion of the deductions allowed in the calculation of the regular tax.

Dividends of the Fund representing net interest income earned on some temporary investments and any realized net short-term gains are taxed as ordinary income.

These tax consequences apply whether dividends are received in cash or as additional shares.

OTHER STATE AND LOCAL TAXES. Distributions representing net interest received on tax-exempt municipal securities are not necessarily free from income taxes of any state or local taxing authority. State laws differ on this issue and shareholders are urged to consult their own tax advisers.

PERFORMANCE INFORMATION

From time to time the Funds may advertise total return and yield. In addition, the Municipal Income Fund may advertise its tax-equivalent yield.

Total return represents the change, over a specified period of time, in the value of an investment in a Fund after reinvesting all income and capital gains distributions. It is calculated by dividing that change by the initial investment and is expressed as a percentage.

The yield of each Fund is calculated by dividing the net investment income per share (as defined by the Securities and Exchange Commission) earned by each Fund over a thirty-day period by the maximum offering price per share of each Fund on the last day of the period. This number is then annualized using semi-annual compounding. The yield does not necessarily reflect income actually earned by each Fund and, therefore, may not correlate to the dividends or other distributions paid to shareholders.

For the Municipal Income Fund, the tax-equivalent yield is calculated similarly to the yield, but is adjusted to reflect the taxable yield that the Fund would have had to earn to equal its actual yield, assuming a specific tax rate.

The performance information reflects the effect of the maximum sales load which, if excluded, would increase the total return, yield, and tax-equivalent yield.

From time to time, advertisements for the Funds may refer to ratings, rankings, and other information in certain financial publications and/or compare the Funds' performance to certain indices.

ADDRESSES

  Arrow Equity Portfolio              Federated Investors Tower
  Arrow Fixed Income Portfolio        Pittsburgh, Pennsylvania 15222-3779
  Arrow Municipal Income Portfolio

Distributor
  Federated Securities Corp.          Federated Investors Tower
                                      Pittsburgh, Pennsylvania 15222-3779

Investment Adviser
  Mark Twain Bank                     8820 Ladue Road
                                      St. Louis, Missouri 63124

Custodian
  Mark Twain Bank                     8820 Ladue Road
                                      St. Louis, Missouri 63124

Transfer Agent and Dividend Disbursing Agent
and Portfolio Recordkeeper
  Federated Services Company          P.O. Box 8600
                                      Boston, Massachusetts 02266-8600

Independent Public Accountants
  KPMG Peat Marwick LLP               One Mellon Bank Center
                                      Pittsburgh, Pennsylvania 15219

[Graphic}


Arrow Funds
Arrow Equity Portfolio
Arrow Fixed Income Portfolio
Arrow Municipal Income Portfolio
Prospectus
Diversified Portfolios of the Arrow Funds, an Open-End,
Management Investment Company
November 30, 1996

Mark Twain Bank
Investment Adviser

[Graphic]

Mark Twain Bank
Investment Adviser
Federated Securities Corp., Distributor.
Cusip 042749101
Cusip 042749200
Cusip 042749309
2110904A (11/96)